Exhibit 99.1

Company Contact:	Investor Relations Contact:
Ultralife Batteries, Inc.	Lippert/Heilshorn & Associates, Inc.
Robert W. Fishback	Jody Burfening
(315) 332-7100	(212) 838-3777
bfishback@ulbi.com	jburfening@lhai.com
Ultralife Batteries to Acquire Innovative Solutions Consulting, Inc. for $3 Million
Newark, New York — September 14, 2007 — Ultralife Batteries, Inc. (NASDAQ: ULBI) has entered into a definitive agreement to acquire all of the outstanding shares of Innovative Solutions Consulting, Inc. (ISC), an engineering and technical services company located in Hollywood, Maryland, for approximately $3 million, subject to customary closing conditions. The acquisition is expected to close by the end of September.
Established in 1999, ISC is an engineering and technical services firm specializing in the design, integration, and fielding of mobile, modular, and fixed-site communication and electronic systems. The company’s systems clients include: the U.S. military, U.S. Army Special Operations Command, National Security Agency, Office of Naval Research and such prime contractors as BAE Systems and Titan Systems. Products in development include ISC’s recently introduced Rapid Response Vehicle, which is designed to provide critical communications to support emergency management, surveillance and disaster relief situations. In 2006, ISC generated approximately $4 million in revenue.
Under the terms of the agreement, the purchase price will consist of $1 million in cash and an earn-out totaling up to $2 million to be paid over three years based on exceeding certain agreed-upon annual sales measures. The company plans to finance the transaction with operating cash and available credit. Management anticipates that the transaction will be accretive in 2008.
“With its established reputation for high-quality technical capabilities and engineering skills in designing communication and electronic systems, ISC offers a natural extension to our communications accessories business and augments Ultralife’s engineering expertise. In addition, through ISC’s strong relationships with a diverse group of U.S. governmental agencies, we will be able to open another channel of distribution for our broad portfolio of communications accessories and portable power products,” said John D. Kavazanjian, Ultralife’s president and chief executive officer. “Once acquired, we will include ISC in our Government/Defense business, and ISC will continue to operate out of its Maryland facility under the leadership of Jim Evans, Ultralife vice president and general manager.”
About Ultralife Batteries, Inc.
Ultralife is a global provider of high-energy power solutions and communications accessories for diverse applications. The company develops, manufactures and markets a wide range of non-rechargeable and rechargeable batteries, charging systems and accessories for markets including defense, commercial and consumer portable electronics. Through its portfolio of standard products and engineered solutions, Ultralife is at the forefront of providing the next generation of power systems and accessories. Defense, commercial and retail customers include: General Dynamics, Philips Medical Systems, General Motors, Energizer, Kidde Safety, Lowe’s, Radio Shack and the national defense agencies of the United States, United Kingdom, Germany, Australia and New Zealand, among others.
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Ultralife’s headquarters, principal manufacturing and research facilities, and its McDowell Research operating unit are in Newark, New York, near Rochester. Ultralife’s other operating units are: Ultralife Batteries (UK) Ltd., in Abingdon, England and ABLE New Energy in Shenzhen, China. Detailed information on Ultralife is available at: www.ultralifebatteries.com.
This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife’s financial results is included in Ultralife’s Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.
Ultralife® and McDowell Research® are registered trademarks of Ultralife Batteries, Inc.
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